                                   October 22, 1997


OMNIS Technology Corporation
851 Traeger Avenue  #100
San Bruno, CA  94066

    RE:  REGISTRATION STATEMENT ON FORM S-8
         ----------------------------------

Gentlemen:

    We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about October 20, 1997 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of a total of 130,000 shares of your Common Stock reserved for issuance under the 1996 Stock Plan, and 17,500 shares of Common Stock reserved for issuance under the 1994 Employee Stock Purchase Plan, as amended (collectively, the "Shares") (collectively, the "Plans"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plans.

    It is our opinion that, when issued and sold in the manner referred to in the Plans and pursuant to the respective agreement which accompanies each grant under the Plans, the Shares will be legally and validly issued, fully-paid and nonassessable.

    We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement, and any amendments to it.

                        Sincerely yours,

                        WILSON, SONSINI, GOODRICH & ROSATI
                        Professional Corporation